UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

November 6, 2013

Date of Report (date of earliest event reported)

MICRON TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10658	75-1618004
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 South Federal Way

Boise, Idaho  83716-9632

(Address of principal executive offices)

(208) 368-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 2.04.      Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth below under Item 8.01 is hereby incorporated by reference herein.

Item 8.01.      Other Events.

Note Exchanges and Repurchases.

On November 6, 2013, the Company entered into separate privately negotiated agreements with certain holders of its 1.875% Convertible Senior Notes due 2027 (the “2027 Notes”), 1.50% Convertible Senior Notes due 2031 (the “2031A Notes”) and 1.875% Convertible Senior Notes due 2031 (the “2031B Notes”) to exchange in a private placement (the “Exchange Transactions”) approximately $80 million in aggregate principal amount of 2027 Notes, approximately $155 million in aggregate principal amount of 2031A Notes and approximately $205 million in aggregate principal amount of 2031B Notes for approximately $1,025 million in aggregate principal amount at maturity of new 3.00% Convertible Senior Notes due 2043 (the “New Notes”) of the Company.

The Company anticipates that the closings of the Exchange Transactions will occur on or about November 12, 2013.

Following the closings of the Exchange Transactions, the Company anticipates that approximately $95 million in aggregate principal amount of 2027 Notes, approximately $190 million in aggregate principal amount of 2031A Notes, and approximately $140 million in aggregate principal amount of 2031B Notes will remain outstanding.

Summary of Terms of the New Notes.

The New Notes will be issued under an indenture, to be dated as of November 12, 2013, between the Company and U.S. Bank National Association, as trustee.

Each $1,000 principal amount at maturity of New Notes will have an issue price of $800 for purposes of the indenture for the New Notes.  An amount equal to the difference between the issue price and the principal amount at maturity will accrue in accordance with a schedule to be set forth in the indenture for the New Notes.  The issue price plus such accrued amount per $1,000 principal amount at maturity of New Notes is referred to herein as the “accreted principal amount.”

The New Notes will have an interest rate of 3.00% per year per $1,000 principal amount at maturity, payable in cash semi-annually in arrears on May 15 and November 15 of each year, beginning May 15, 2014, and will mature on November 15, 2043, unless earlier repurchased, redeemed or converted.

Holders of New Notes will have the right to require the Company to repurchase for cash all or any portion of such holders’ New Notes on November 15, 2028 at a price per $1,000 principal amount at maturity of New Notes equal to accreted principal amount plus accrued and unpaid interest, to, but excluding the repurchase date.

The New Notes will have an initial conversion rate of 34.2936 shares of the Company’s common stock, par value $0.10 per share (“Common Stock”), per $1,000 principal amount at maturity of New Notes, subject to adjustment, and will be convertible into cash, shares of the Company’s Common Stock or any combination of cash and shares of the Company’s Common Stock, at the Company’s election.  Prior to August 15, 2043, the New Notes will be convertible at such times as certain conditions set forth in the indenture for the New Notes have been satisfied.

In the event of a fundamental change (as defined in the indenture), holders of the New Notes may require the Company to repurchase all or a portion of their New Notes at a repurchase price equal to 100% of the accreted principal amount of New Notes, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.  Holders of New Notes who convert their New Notes in connection with a make-whole change in control (as defined in the indenture) or in connection with a redemption of such New Notes prior to November 20, 2018 will, under, certain circumstances, be entitled to a make-whole premium in the form of an increase in the conversion rate determined by reference to a make-whole table set forth in the indenture.

The Company may elect to redeem all or any portion of the New Notes at a redemption price equal to 100% of the principal amount at maturity of New Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, if the daily volume weighted average price of the Company’s Common Stock is greater than or equal to 130% of the conversion price for at least 20 trading days during any 30 consecutive trading day period.  On or after November 20, 2018, the Company may elect to redeem all or any portion of the New Notes without regard to the price of the Company’s Common Stock at a redemption price equal to 100% of the accreted principal amount of New Notes, plus accrued and unpaid interest, if any, to, but excluding the redemption date.

The indenture applicable to the New Notes will include customary events of default.  Upon an event of default which is continuing, the accreted principal amount of New Notes plus accrued and unpaid interest may be accelerated.

Notice of Conversion Termination with respect to 2027 Notes.

On November 7, 2013, the Company gave notice in accordance with the indenture applicable to the 2027 Notes of its election to terminate the right of noteholders to convert the 2027 Notes into cash and shares of the Company’s Common Stock effective as of December 13, 2013 and its election to settle any conversions prior to the effective time of such termination entirely in cash.  As a result, the right of holders to convert 2027 Notes will terminate at the close of business on December 13, 2013.  Upon any conversions effected prior to the conversion right termination date, in addition to being entitled to receive a cash amount equal to the conversion settlement value with respect to the converted notes determined in accordance with the formula set forth in the indenture governing the 2027 Notes, the converting holder will be entitled to receive a payment equal to the aggregate amount of interest payments that would have been payable on such converted 2027 Notes from June 1, 2013 to, but excluding, June 1, 2014, discounted to the present value of such amount, or $9.38 per $1,000 of principal amount.

Notice of Redemption of the 2031A Notes.

On November 7, 2013, the Company gave notice in accordance with the indenture applicable to 2031A Notes of its election to redeem all outstanding 2031A Notes on December 7, 2013 at a redemption price per $1,000 principal amount of 2031A Notes redeemed of $1,029.61.  The

2031A Notes will continue to be convertible at the option of the holder until the close of business on the last business day prior to the redemption date.  The Company currently expects to elect to settle any such conversions of the 2031A Notes entirely in cash, although under the indenture applicable to the 2013A Notes, it may settle amounts payable in respect of conversions in excess of the $1,000 principal amount of each note in cash, shares or a combination thereof.  Upon any conversions effected prior to the close of business on the last business day prior to the redemption date, in addition to being entitled to receive the conversion settlement value with respect to the converted notes determined in accordance with the formula forth in the indenture governing the 2031A Notes, the converting holder will be entitled to receive a payment equal to the aggregate amount of interest payments that would have been payable on such converted 2031A Notes from August 1, 2013 to, but excluding, August 5, 2015, discounted to the present value of such amount.

The Company expects to use approximately $525 million of cash on hand in connection with the anticipated conversions of the 2027 Notes and 2031A Notes as a result of the early termination of the conversion right with respect to the 2027 Notes and the call for redemption of the 2031A Notes assuming an $18 stock price for each trading day of the applicable measurement period.

Related Press Release.

On November 6, 2013, the Company issued a press release with respect to the transactions described above. A copy of this press release is furnished as Exhibit 99.1 hereto.

The Company offered the New Notes in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The offer and sale of the New Notes to certain holders of the 2027 Notes, 2031A Notes and 2031B Notes did not involve a public offering, the solicitation of offers for the New Notes was not done by any form of general solicitation or general advertising, and offers for the New Notes were only solicited from persons believed to be institutional “accredited investors” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act or “qualified institutional buyers” within the meaning of Rule 144A promulgated under the Securities Act. The New Notes and any shares of the Company’s Common Stock that may be issued upon conversion of the New Notes will not be registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRON TECHNOLOGY, INC.

Date: November 7, 2013	By:	/s/ Ronald C. Foster
	Name:	Ronald C. Foster
	Title:	Vice President of Finance and
Chief Financial Officer

INDEX TO EXHIBITS FILED WITH
THE CURRENT REPORT ON FORM 8-K DATED NOVEMBER 7, 2013

Exhibit No.	Description
99.1	Press Release